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                                                                    EXHIBIT 99.1

DALLAS, TEXAS AND WOODCLIFF LAKE, NEW JERSEY - Flowserve Corporation (NYSE:FLS) and Ingersoll-Rand Company (NYSE:IR) announced today that Flowserve has reached agreement in principle with the staff of U.S. Department of Justice ("DOJ") to resolve the DOJ's antitrust concerns arising from Flowserve's pending acquisition of Ingersoll-Dresser Pump Company ("IDP") from Ingersoll-Rand. Final agreement remains contingent upon the negotiation of mutually acceptable settlement documentation, which the company expects will soon be presented to senior officials of the DOJ for necessary approval.

This agreement in principle includes a post-closing divestiture that would affect less than three percent of the combined 1999 revenues of Flowserve and IDP, including several product lines where Flowserve would retain certain non-exclusive rights. This contemplated divestiture is primarily intended to address DOJ concerns about sales of highly engineered pumps for installation in oil refineries and power generation facilities in the U.S.A.

Flowserve currently expects to close the IDP transaction in August, after necessary financing arrangements are completed.

Ingersoll-Rand is a major diversified industrial equipment and components manufacturer serving the global growth markets of Climate Control, Industrial Productivity, Infrastructure Development and Security and Safety. The company employs approximately 46,000 people. Further information on Ingersoll-Rand can be found on the company's worldwide web site at www.ingersoll-rand.com.

Flowserve Corporation is one of the world's leading providers of industrial flow management services. Operating in 28 countries, with 1999 sales of $1.1 billion and about 7,000 employees, the Company produces engineered pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

More information about Flowserve Corporation can be obtained by visiting the Company's web site at www.flowserve.com.


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SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve's future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: further changes in the already competitive environment for the Company's products or competitors' responses to Flowserve's strategies; the Company's ability to integrate IDP and Invatec into its management operations; political risks or trade embargoes affecting important country markets; the health of the petroleum, chemical and power industries; economic turmoil in areas outside the United States; continued economic growth within the United States; unanticipated difficulties or costs or reduction in benefits associated with the implementation of the Company's "Flowserver" business process improvement initiative, including software; and the recognition of significant expenses associated with adjustments to realign the combined Company's facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the Company's operations to incorporate IDP facilities, and the cost of financing to be assumed by acquiring IDP.


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